Consent of Independent Registered Public Accounting Firm

IMH Financial Corporation

Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-175429) of IMH Financial Corporation of our report dated March 30, 2012, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Phoenix, Arizona

March 30, 2012